UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2010

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street Conshohocken, PA	19428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                             Completion of Acquisition or Disposition of Assets.

On December 21, 2010, CardioNet, Inc. (the “Company”) completed the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 5, 2010, by and between the Company, Garden Merger Sub, Inc., a Minnesota corporation (“Sub”), and Biotel Inc., a Minnesota corporation (“Biotel”), pursuant to which Sub merged with and into Biotel, and Biotel became a wholly-owned subsidiary of the Company.

At the effective time of the Merger (the “Effective Time”), each share of Biotel’s common stock, par value $0.01 per share (the “Biotel Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares of Biotel Common Stock held directly or indirectly by Biotel as treasury stock or held by the Company or any wholly-owned subsidiary of the Company (which were cancelled as a result of the Merger), and other than those shares with respect to which appraisal rights were perfected in accordance with Minnesota law, was converted into the right to receive $4.055 in cash (the “Per-Share Cash Amount”), without interest.

At the Effective Time, all outstanding stock options of Biotel (the “Biotel Options”) were canceled.  Holders of Biotel Options with an exercise price per share less than the Per-Share Cash Amount received, for each share of Biotel Common Stock subject to such Biotel Option, cash in an amount equal to the difference between the Per-Share Cash Amount and the per share exercise price of such Biotel Option.

A total of approximately $11.6 million is expected to be paid as consideration for the Merger.

The foregoing description of the terms set forth in the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 11, 2010 and incorporated herein by reference.

Item 8.01               Other Events.

On December 21, 2010, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated as of December 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

December 22, 2010	By:	/s/ Heather Getz
Name: Heather Getz, CPA
Title: Chief Financial Officer